RULE 424(b)(3)
                                       REGISTRATION NO. 333-06335

     PRICING SUPPLEMENT NO. 27   TO PROSPECTUS DATED July 30, 1996
                        (As supplemented August 8, 1996)

                         IBM CREDIT CORPORATION

                           MEDIUM-TERM NOTES
                           (Fixed Rate Note)

               (Due One Year or More from Date of Issue)

Designation: Fixed Rate                 Original Issue Date:
  Medium-Term Notes Due                   April 2, 1997
  April 2, 2007

Principal Amount:  $35,000,000          Maturity Date:
                                          April 2, 2007

Issue Price (as a percentage of the     Regular Record Dates:
  Principal Amount): 99.875%              The 15th day of each month, whether
                                          or not a Business Day, immediately
                                          preceding the corresponding Interest
                                          Payment Date

Interest Rate:  7.125%                  Interest Payment Dates:
                                          The 2nd of each month, commencing
                                          May 2, 1997 and ending on the
                                          Maturity Date.


Commission or discount (as              CUSIP: 449 22L 3H7
a percentage of Principal
Amount):  0.125%


Redemption Provisions:
 The Notes are redeemable at the
 option of the Company on the 2nd
 of each month occuring on or after
 April 2, 1999.

                                           Form: [X] Book-Entry
                                                 [ ] Certified

This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.


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INTEREST

        Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each.

        If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment.
 For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospestus Supplement and Prospectus.


REDEMPTION

        The Notes are redeemable by the Company on the 2nd of each month occuring on or after the April 2, 1999 Interest Payment Date, in whole but not in part, on at least 30 days prior notice at a redemption price of 100% of the principal amount thereof plus accrued interest theron to the date of redemption.



PLAN OF DISTRIBUTION

        The Notes will be sold to Goldman Sachs at the Issue Price set forth above for resale to one or more investors at varying prices related to prevailing market prices at the time of resale.


Dated:  March 12, 1997